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                                                                    Exhibit 4.10

                          EXCEL SWITCHING CORPORATION

        Non-Qualified Stock Option Agreement for Non-Employee Directors
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     Excel Switching Corporation, a Massachusetts corporation (the "Company"), hereby grants as of [Date] to [Optionee] (the "Optionee") an option to purchase a maximum of [#Shares] shares of its Common Stock, par value $.01 per share (the "Option Shares"), at the price of [Price] per share, on the following terms and conditions:

     1.  GRANT UNDER 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. This option
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is granted pursuant to and is governed by the Company's 1997 Non-Employee
Director Stock Option Plan (the "Plan") and, unless the context otherwise requires, terms used herein shall have the meanings assigned to them in the Plan. Determinations made in connection with this option pursuant to the Plan shall be governed by the Plan as it exists on the date hereof. In the event of any conflict between this Agreement and the provisions of the Plan, the Plan shall govern.

     2.  GRANT AS NON-QUALIFIED OPTION; OTHER OPTIONS. This option is intended
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to be a non-qualified option (rather than an incentive stock option) granted pursuant to Section 4 of the Plan, and the Board of Directors of the Company (the "Board") intends to take appropriate action, if necessary, to achieve this result. This option is in addition to any other options heretofore or hereafter granted to the Optionee by the Company, but a duplicate original of this instrument shall not effect the grant of another option.

     3.  EXERCISE OF OPTION IF SERVICE AS A DIRECTOR CONTINUES. Unless sooner
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terminated pursuant to Section 4 hereof, this option shall vest in the Optionee and thus become exercisable in accordance with the vesting schedule set forth below, provided that the Optionee has continuously served as a member of the Board through such vesting date. This option shall expire on the date which is ten (10) years from the date this option is granted.

(i)   Subject to subsection (ii) below, this option shall vest as follows:


   NUMBER OF OPTION SHARES FOR WHICH
            OPTION WILL BE
        EXERCISABLE (CUMULATIVE)               DATE OF VESTING
        -------------------------              ---------------
                  1/3                      Immediately upon Grant Date
                  1/3                      One year from Grant Date
                  1/3                      Two years from Grant Date

(ii) Notwithstanding subsection (i) of this Section, if the Optionee attends less than 75% of the Board meetings held in any fiscal year (a "Default Year"), then (i) the Optionee shall forfeit his or her exercise rights with respect to the option installment which vested on the preceding annual vesting date, in proportion to the percentage of Board meetings actually attended by such Optionee during the Default Year, and (ii) in the event that the Optionee does not own a sufficient number of exercisable options to satisfy the forfeiture obligation described above, the Optionee shall forfeit his right to receive the next succeeding annual installment of the option, in proportion to the percentage of Board meetings which the optionee actually attended in the Default Year. By way of illustration, if the Optionee attends only 50%
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of the actual meetings of the Board of Directors (whether regular or special)
held in any fiscal year, then the Optionee shall forfeit the right to exercise 50% of the option installment which became exercisable on the preceding annual vesting date. If, however, the Optionee had already exercised 75% of the preceding option installment, and did not own any additional unexercised options available to satisfy the forfeiture obligation, the Optionee would forfeit the remaining 25% of the prior installment, and would also forfeit the right to receive or exercise 25% of the next succeeding annual option installment.

     4.  TERMINATION OF OPTION RIGHTS.
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  (A) In the event the Optionee ceases to be a member of the Board for any reason other than death or permanent disability, any then unexercised portion of this option shall, to the extent not then vested, immediately terminate and become void. Any portion of this option which is vested but has not been exercised at the time the Optionee so ceases to be a member of the Board may be exercised, to the extent it is then vested, by the Optionee at any time prior to the scheduled expiration date of the option.

  (B) In the event that the Optionee ceases to be a member of the Board by reason of his or her death or permanent disability, this option shall be immediately and automatically accelerated and become fully vested and the unexercised portion of this option shall be exercisable by the Optionee (or by the Optionee's personal representative, heir or legatee, in the event of death) for a period of one year thereafter. Any portion of this option which is then exercisable but has not been exercised at the time the Optionee so ceases to be a member of the Board of Directors may be exercised, to the extent then exercisable, by the Optionee at any time prior to the scheduled expiration date of the option.

  (C) No portion of this option may be exercised if the Optionee is removed from the Board of Directors for any one of the following reasons: (i) disloyalty, gross negligence, dishonesty or breach of fiduciary duty to the Company; or (ii) the commission of an act of embezzlement, fraud or deliberate disregard of the rules or policies of the Company which results in loss, damage or injury to the Company, whether directly or indirectly; or (iii) the unauthorized disclosure of any trade secret or confidential information of the Company; or (iv) the commission of an act which constitutes unfair competition with the Company or which induces any customer of the Company to break a contract with the Company; or (v) the conduct of any activity on behalf of any organization or entity which is a competitor of the Company (unless such conduct is approved by a majority of the members of the Board of Directors).

     5.  EXERCISE.  To the extent then exercisable, the Optionee may exercise
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this option in whole or in part at any time and from time to time as provided by the terms of this Agreement and the Plan, except that this option may not be exercised for a fraction of a share unless such exercise is with respect to the final installment of stock subject to this option and a fractional share (or cash in lieu thereof) would otherwise be required to be issued to permit the Optionee to exercise completely such final installment. Any fractional share with respect to which an installment of this option cannot be exercised because of the limitation contained in the preceding sentence shall remain subject to this option and shall be available for later purchase by the Optionee in accordance with the terms hereof. There shall be no such exercise at any one time as to fewer than one hundred (100) shares or all of the remaining shares then purchasable by the person or persons exercising the option, if fewer than one hundred (100) shares.

     6. PAYMENT OF PRICE. The option price is payable in United States dollars and may be paid: (a) in cash or by check, or any combination of the foregoing, equal in amount to the option price; (b) in whole or in part in shares of the Common Stock of the Company already owned by the person or persons exercising the option or shares subject to the option being exercised (subject to such restrictions and guidelines as the Board may adopt from time to time), valued at fair market value determined in
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accordance with the provisions of Section 5 of the Plan; or (c) consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of Option Shares acquired upon exercise of this option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the Optionee's direction at the time of exercise.

     7.  METHOD OF EXERCISING OPTION. Subject to the terms and conditions of the
         ---------------------------
Plan and this Agreement, this option may be exercised by written notice to the Company by mail or in person, addressed to the Chief Financial Officer at 255 Independence Drive, Hyannis, Massachusetts 02601, its principal executive offices. Such notice shall state the election to exercise this option and the number of shares in respect of which it is being exercised and shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment of the full purchase price of such shares. The Company's transfer agent shall, on behalf of the Company, prepare a certificate or certificates representing Option Shares acquired upon exercise of this option, shall register the Optionee (or the Optionee's personal representative, heir or legatee if this option is being exercised pursuant to Section 4 hereof) as the owner of the Option Shares on the books of the Company and shall cause the fully executed certificate(s) representing such shares to be delivered to the Optionee (or the Optionee's personal representative, heir or legatee if this option is being exercised pursuant to Section 4 hereof) as soon as practicable after payment of the option price in full. In the event this option shall be exercised, pursuant to Section 4 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this option. All shares that shall be purchased upon the exercise of this option as provided herein shall be fully paid and non-assessable.

     8.  OPTION NOT TRANSFERABLE. This option is not transferable or assignable
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except by will or by the laws of descent and distribution or pursuant to a domestic relations order. During the Optionee's lifetime only the Optionee can exercise this option.

     9.  NO OBLIGATION TO EXERCISE OPTION.  The grant and acceptance of this
         --------------------------------
option imposes no obligation on the Optionee to exercise it.

     10. NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE.  The Optionee shall have no
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rights as a stockholder with respect to any of the Option Shares until a stock certificate therefor has been issued to the Optionee and is fully paid for. Except as is expressly provided in Section 10 of the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date such stock certificate is issued.

     11. CAPITAL CHANGES AND BUSINESS SUCCESSIONS.  The Plan contains extensive
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provisions designed to preserve options at full value in a number of contingencies. Therefore, provisions in the Plan for adjustment with respect to stock subject to options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

     12. WITHHOLDING TAXES.  The Optionee hereby agrees that the Company may
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withhold from the Optionee's wages or any other remuneration the appropriate amount of federal, state and local taxes attributable to the Optionee's exercise of any installment of this option. At the Company's discretion, the amount required to be withheld may be withheld in cash from such wages or other remuneration, or in kind from the Common Stock otherwise deliverable to the Optionee on exercise of this option. The Optionee further agrees that, if the Company does not withhold an amount from the Optionee's wages or other remuneration sufficient to satisfy the Company's withholding obligation, the Optionee will
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reimburse the Company on demand, in cash, for the amount underwithheld as determined by the Company in its sole discretion.

     13. GOVERNING LAW.  This Agreement shall be governed by and interpreted in
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accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof. The preceding choice of law provision shall apply to all claims, under any theory whatsoever, arising out of the relationship of the parties contemplated herein.

     14. ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement of
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the parties with respect to the subject matter hereof and supersedes any and all correspondence, discussions or agreements between the parties relating to the subject matter of this Agreement.

     IN WITNESS WHEREOF the Company and the Optionee have caused this instrument to be executed, and the Optionee whose signature appears below acknowledges receipt of a copy of the Plan and acceptance of an original copy of this Agreement.

__________________________________  EXCEL SWITCHING CORPORATION
Optionee                            255 Independence Drive
__________________________________  Hyannis, MA  02601
Street Address
__________________________________  By:_________________________________
City      State      Zip Code       Name:
                                    Title: